UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Anthracite Capital, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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identify the filing for which the offsetting fee was paid previously. Identify the previous filing by

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Anthracite Capital, Inc.

40 East 52nd Street

New York, New York 10022

April 18, 2007

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Stockholders of Anthracite Capital, Inc. (the “Annual Meeting”) to be held at the Omni Berkshire Place, 21 East 52nd Street, Second Floor, New York, NY 10022, on Tuesday, May 22, 2007, at 10:00 a.m., Eastern Time. The matters to be voted on by the stockholders at the Annual Meeting are described in detail in the accompanying materials.

IT IS VERY IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and to return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting.

Your continued support of and interest in Anthracite Capital, Inc. are sincerely appreciated.

Sincerely,

/s/ Ralph L. Schlosstein
Ralph L. Schlosstein Chairman of the Board of Directors

ANTHRACITE CAPITAL, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2007

To the Stockholders of Anthracite Capital, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Anthracite Capital, Inc. (the “Company”) will be held at the Omni Berkshire Place, 21 East 52nd Street, Second Floor, New York, NY 10022, on Tuesday, May 22, 2007, at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect two directors to serve on the Board of Directors of the Company for a three-year term expiring in 2010, in each case, until their respective successors have been duly elected and qualified;
2.	To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of the Company of record as of the close of business on March 30, 2007 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Further information regarding the Annual Meeting, the nominees for election as directors, the independent auditors and other matters is contained in the enclosed Proxy Statement. We have enclosed a Proxy Statement, form of proxy and self-addressed envelope. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Vincent B. Tritto
Vincent B. Tritto Secretary

New York, New York

April 18, 2007

___________________________________________________________________________________

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY; PLEASE MARK, DATE, SIGN AND RETURN THE APPROPRIATE ENCLOSED PROXY OR PROXIES IN THE ACCOMPANYING ENVELOPE PROVIDED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO CALL COMPUTERSHARE FUND SERVICES, INC., THE COMPANY’S PROXY SOLICITOR, AT 1-866-905-3470 FOR MORE INFORMATION ABOUT THE ENCLOSED PROXY STATEMENT OR TO VOTE YOUR SHARES.

ANTHRACITE CAPITAL, INC.

40 EAST 52ND STREET

NEW YORK, NEW YORK 10022

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Directors of Anthracite Capital, Inc., a Maryland corporation (the “Company” or “Anthracite”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Omni Berkshire Place, 21 East 52nd Street, Second Floor, New York, NY 10022, on Tuesday, May 22, 2007 at 10:00 a.m., Eastern Time, and any adjournments or postponements thereof. The mailing address of the Company’s executive office is 40 East 52nd Street, New York, NY 10022. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to holders of the Company’s common stock, par value $.001 per share (the “Common Stock”), on or about April 18, 2007.

Matters to Be Voted on at the Annual Meeting

At the Annual Meeting, holders of the Company’s Common Stock will vote on (i) the election of two directors to serve on the Board of Directors of the Company; (ii) the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007; and (iii) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of stockholders entitled to notice of and to vote their shares of Common Stock at the Annual Meeting. As of March 16, 2007, the Company had 57,843,696 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to one vote.

Voting at the Annual Meeting

If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of Common Stock represented by the proxy will be voted as follows:

FOR the election of each of the director nominees; and

FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company did not know of any other matter to be raised at the Annual Meeting.

Required Vote

A majority of the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitutes a quorum for purposes of transacting business at the Annual Meeting. Election of each nominee for director will require the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting for such nominee. The ratification of the independent auditors and any other matters submitted to a vote of the stockholders will be determined by a majority of the votes cast at the Annual Meeting.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the independent auditors. In determining whether the proposal to ratify the appointment of the independent auditors has received the requisite vote, abstentions will be disregarded and will have no effect on the outcome of the vote. A vote “withheld” from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the Annual Meeting is required for the election of each director and the nominees who receive the most votes cast at the Annual Meeting will be elected.

Cost of Proxy Solicitation

The Company will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on the Company’s behalf by directors, officers or employees of the Company or its subsidiaries, without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

Solicitation of Proxies

Computershare Fund Services, Inc. (“Computershare”) has been engaged to assist in the solicitation of proxies for the Company. In addition to solicitations made by mail, solicitations also may be made by telephone, through the Internet or in person by officers or employees of the Company and by certain financial services firms and their representatives, who will receive no extra compensation for their services. If the Company records votes by telephone or through the Internet, it will use procedures designed to authenticate stockholders’ identities, to allow stockholders to authorize the voting of their shares in accordance with their instructions and to allow stockholders to confirm that their instructions have been recorded properly.

In all cases in which a telephone proxy is solicited, the Computershare representative is required to ask for each stockholder’s full name and address and to confirm that the stockholder has received the proxy materials in the mail. If the stockholder is a corporation or other entity, the Computershare representative is required to ask for the person’s title and for confirmation that the person is authorized to direct the voting of the shares. If the information solicited agrees with the information provided to the Computershare representative, then the Computershare representative has the responsibility to explain the process, to read the proposals listed on the Proxy Card and to ask for the stockholder’s instructions on each proposal. Although the Computershare representative is permitted to answer questions about the process, he or she is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in this Proxy Statement. Computershare will record the stockholder’s instructions on the Proxy Card. Within 72 hours, the stockholder will be sent a letter or mailgram that confirms his or her vote and that asks the stockholder to call Computershare immediately if his or her instructions are reflected incorrectly in the confirmation.

Revocation of Proxies

A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date prior to the Annual Meeting or (iii) sending written notice of revocation to the Company’s Secretary prior to the Annual Meeting at 40 East 52nd Street, New York, NY 10022.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the Company’s executive office at 40 East 52nd Street, New York, NY 10022, by contacting the Secretary of the Company.

Copies of Annual Report to Stockholders

A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) for its latest fiscal year and of the 2006 Annual Report to Stockholders is available without charge to stockholders at the Company’s website at www.anthracitecapital.com or upon written request to Anthracite Capital, Inc., 40 East 52nd Street, New York, NY10022, Attention: Secretary. Neither the Annual Report on Form 10-K for the year ended December 31, 2006 nor the 2006 Annual Report to Stockholders is part of the proxy solicitation materials.

Confidentiality of Voting

The Company keeps all proxies, ballots and voting tabulations confidential as a matter of practice. The Company only lets its Inspector of Election, American Stock Transfer and Trust Company, examine these documents. Occasionally, stockholders provide written comments on their proxy card, which then may be forwarded to the Company’s management by American Stock Transfer and Trust Company.

Voting Results

American Stock Transfer and Trust Company, the Company’s independent tabulating agent, will count the votes and act as the Inspector of Election. The Company will publish the voting results in its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2007, which the Company plans to file with the SEC in August 2007.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR each of the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors shall consist of no less than three and no more than nine directors, and the number of directors may be increased or decreased within those parameters by the Board of Directors. The Company’s Board of Directors is currently comprised of eight members classified into three groups, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class are elected at each annual meeting to serve for full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

Leon T. Kendall, whose term as director expires at the Annual Meeting, will not stand for re-election as director due to retirement. The Unaffiliated Directors (as defined below) of the Company’s Board of Directors is not nominating a candidate for election to the Class I vacancy to be created by Mr. Kendall’s not standing for re-election, and the Company’s Board of Directors will be comprised of seven members immediately following the Annual Meeting. In accordance with the Company’s Bylaws, any director elected by the Board of Directors to fill a vacancy will be elected for a term expiring at the next annual meeting of stockholders.

At the Annual Meeting, two directors will be elected to serve on the Board of Directors of the Company for a three-year term expiring in 2010, in each case, until their respective successors have been duly elected and qualified. The shares of Common Stock represented by the enclosed proxy will be voted for the election as directors of the two nominees named below, unless a vote is withheld from any of the two individual nominees. If any nominee becomes unavailable or unwilling to serve as a director on the Board of Directors of the Company for any reason, shares of Common Stock represented by the accompanying proxy will be voted for such other person as the Board of Directors may nominate. The Board of Directors has no reason to doubt the availability of any nominee, and each nominee has indicated his willingness to serve as a director of the Company if elected by the stockholders at the Annual Meeting.

Information Concerning the Director Nominees

The Board of Directors has unanimously proposed Donald G. Drapkin and Carl F. Geuther as nominees for election as directors of the Company, each to serve for a three-year term expiring in 2010.

The Board of Directors recommends a vote FOR each of the nominees for director.

Information Concerning the Incumbent Directors and Director Nominees

Information concerning the names, ages, terms and positions with the Company and business experience of the members of the Board of Directors is set forth below. Donald G. Drapkin and Carl F. Geuther each has been elected to the Board of Directors since March 1998. Both of them have served continuously with the Company since their respective election.

Name	Age	Position	Director Term Expires (1)
Inside Directors:
Ralph L. Schlosstein	56	Chairman of the Board of Directors	2009
Scott M. Amero	43	Director	2009
Hugh R. Frater	51	Director	2008
Unaffiliated Directors:
Donald G. Drapkin (3)(4)	59	Director	2010	(5)
Carl F. Geuther (2)(4)	61	Director	2010	(5)
Jeffrey C. Keil (2)(3)	63	Director	2008
Leon T. Kendall (3)(6)	78	Director	2007
Deborah J. Lucas (2)(4)	48	Director	2008

_________________

(1)	The Company’s Board of Directors is classified into three groups and each group is elected on a staggered basis for three-year terms.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Shows dates as if each of the nominees is elected as director for a three-year term at the Annual Meeting.
(6)	Mr. Kendall’s term as director expires at the Annual Meeting. Mr. Kendall will not stand for re-election as director.

Ralph L. Schlosstein, Chairman of the Board of Directors since September 2005 and a Director since December 2003, has been president and a director of BlackRock Financial Management, Inc. (the “Manager”) since its formation in 1994 and president of BlackRock, Inc. (“BlackRock”) since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Schlosstein is also a director of BlackRock and a member of its executive committee and management committee. Mr. Schlosstein is chairman of several of the boards of BlackRock’s closed-end investment companies, and chairman and president of BlackRock Liquidity Funds. He is also a director and officer of several BlackRock subsidiaries, including BlackRock Realty Advisors, Inc., an equity real estate investment manager and a subsidiary of the Manager (“BlackRock Realty”). Prior to joining BlackRock’s predecessor in 1988, Mr. Schlosstein was a Managing Director of Lehman Brothers Inc. Mr. Schlosstein joined Lehman in 1981 and became co-head of its Mortgage and Savings Institutions Group in 1984.

Scott M. Amero, Director since September 2005, is a Managing Director and co-head of the Manager’s fixed income portfolio management team. He is a member of the management committee and the investment strategy group of the Manager. Mr. Amero is a senior strategist and portfolio manager with responsibility for overseeing all fixed income sector strategy and the overall management of client portfolios of the Manager. He is also the head of global credit research for the Manager. Prior to joining the Manager in 1990, Mr. Amero was a Vice President in Fixed Income Research at The First Boston Corporation. Mr. Amero joined First Boston in 1985 and became the firm’s primary strategist for short-duration securities.

Donald G. Drapkin, Director since March 1998 and nominee, has been Vice Chairman and Director of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years. Mr. Drapkin is also a director of the following corporations which are required to file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Allied Security Holdings, LLC, Nephros, Inc., Playboy Enterprises, Inc., Revlon Consumer Products Corporation, Revlon, Inc. and SIGA Technologies, Inc.

Hugh R. Frater, Director since November 1997, served as President and Chief Executive Officer of the Company from 1998 until his resignation from those positions in February 2004. In February 2004, Mr. Frater became an Executive Vice President of The PNC Financial Services Group, Inc. (“PNC”), where he is responsible for PNC’s real estate businesses, which include commercial real estate lending, loan servicing and origination and syndication of affordable housing tax credits. Mr. Frater is also President of Midland Loan Services, Inc. (“Midland”), a wholly owned subsidiary of PNC. Mr. Frater has announced his intention to resign from PNC and Midland, effective May 1, 2007. Prior to joining PNC, Mr. Frater was a founding partner and Managing Director of the Manager, where he served as head of the Real Estate Division, co-head of the Account Management Group, and member of the management committee. Prior to joining BlackRock in 1988, Mr. Frater was a Vice President in Investment Banking at Lehman Brothers in the financial institutions department. Mr. Frater is also a director of Board Assist, LLC.

Carl F. Geuther, Director since March 1998 and nominee, is a former Executive Vice President and Chief Financial Officer of WMC Mortgage Corp., a mortgage banking company. Mr. Geuther was Vice Chairman and Chief Financial Officer, and previously Executive Vice President, of Great Western Financial Corporation and Great Western Bank from 1986 to 1997. Mr. Geuther joined Great Western following its acquisition of Aristar, Inc., a consumer finance and insurance company, in 1983, where he served as Executive Vice President and Chief Financial Officer and previous financial management positions since 1974.

Jeffrey C. Keil, Director since March 1998, has been Chairman of International Real Returns, LLC, a private investment advisor, since July 2004 and served as Chairman of its Executive Committee from January 1998 to June 2001. Mr. Keil was President, from July 2001 through June 2004, of Ellesse, LLC, a private advisory company. From 1996 to January 1998, Mr. Keil was a General Partner of Keil Investment Partners, a private fund that invested in the financial sector in Israel. From 1984 to 1996, Mr. Keil was President and a director of Republic New York Corporation and Vice Chairman of Republic

National Bank of New York. He has also been a director of Leucadia National Corporation since April 2004.

Leon T. Kendall, Director since May 2000, is a former Chairman of the Board of Mortgage Guaranty Insurance Corporation, Vice-Chairman of its parent company, MGIC Investment Corporation, and a member of the Board of Directors of both firms. Prior to joining MGIC in 1974, he served as President of the Securities Industry Association and its predecessor, the Association of Stock Exchange Firms. He has also served as Vice President and economist for the New York Stock Exchange and as economist for the U.S. League of Savings Institutions and the Federal Reserve Bank of Atlanta. From 1988 to August 2002, Mr. Kendall was a member of the Kellogg School of Management faculty. His teaching responsibilities included the management of financial institutions, securitization, urban development and real estate market analysis. In June 1999, he became the second Norman Strunk Chair Professor of Financial Institutions at the Kellogg School of Management. Mr. Kendall retired from the Kellogg School of Management in August 2002. Mr. Kendall is also currently a Dispute Resolution Arbitrator of the NASD.

Deborah J. Lucas, Director since May 2005, is the Donald C. Clark Household International Distinguished Professor of Finance at the Kellogg School of Management at Northwestern University, where she teaches courses in fixed income securities and corporate finance. Her research focuses on asset pricing and federal financial risk. Her past appointments include chief economist at the Congressional Budget Office from 2000 to 2001, and Senior Staff Economist at the Council of Economic Advisers from 1992 to 1993. She serves on the Board of Directors of General Dynamics Corp., the Access Group and the Center on Federal Financial Institution.

Unaffiliated Directors

The Articles of Incorporation of the Company require that a majority of the Company’s directors be “Unaffiliated Directors.” “Unaffiliated Director” means any director who (a) does not own greater than a de minimis interest in the Manager or any of its affiliates, other than the Company and any person controlled by the Company and (b) within the last two years has not directly or indirectly (i) been an officer of or employed by the Company or the Manager or any of their respective affiliates, (ii) been a director of the Manager or any of its affiliates, other than the Company and any person controlled by the Company, (iii) performed more than a de minimis amount of services for the Manager or any of its affiliates or (iv) had any material business or professional relationship with the Manager or any of its affiliates other than as a director of the Company or any person controlled by the Company. There are presently five Unaffiliated Directors on the Company’s Board of Directors: Messrs. Drapkin, Geuther, Keil and Kendall and Ms. Lucas. As Mr. Kendall’s term as director expires at the Annual Meeting and he will not stand for re-election due to retirement, there will be four Unaffiliated Directors on the Company’s Board of Directors immediately following the Annual Meeting.

Compensation of Directors

Directors generally are elected for a term of three years and hold office until their successors are elected and qualified. The Company pays an annual director’s fee to each Unaffiliated Director and a fee of $1,000 for each meeting of the Board of Directors attended by the Unaffiliated Director. The annual director’s fee will increase from $20,000 to $40,000, effective the date of the Annual Meeting. In addition, the Unaffiliated Directors who serve as chair of the Nominating and Corporate Governance Committee or chair of the Compensation Committee each receive an additional $5,000 per year, and the Unaffiliated Director who serves as chair of the Audit Committee receives an additional $10,000 per year. The Company also grants each Unaffiliated Director 1,000 shares of restricted Common Stock of the Company or the equivalent amount of cash as of the date of each annual meeting of the Company’s stockholders. The Company reimburses the costs and expenses of all directors for attending meetings of the Board of Directors. Directors who are also employees of the Manager or PNC (Mr. Schlosstein, Mr. Amero and Mr. Frater) will not be, and have not been, separately compensated by the Company other than through the Company’s 1998 Stock Option Plan (described below) and 2006 Stock Award and Incentive Plan (described below).

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to its Unaffiliated Directors for the year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (1) (c)	Option Awards (1) (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (h)
Donald G. Drapkin	$24,000	$12,880	$ –	$ –	$ –	$ –	$36,880
Carl F. Geuther	35,000	12,880	–	–	–	–	47,880
Jeffrey C. Keil	41,000	12,880	–	–	–	–	53,880
Leon T. Kendall	30,000	12,880	–	–	–	–	42,880
Deborah J. Lucas	30,000	12,880	–	–	–	–	42,880

(1)

The values set forth in this column are based on the compensation cost recognized in 2006 for financial statement reporting purposes and computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in the Company’s consolidated financial statements, notes to the Company’s consolidated financial statements, or in the discussion in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on From 10-K for the year ended December 31, 2006, which was filed with the SEC on March 16, 2007.

The Company did not pay any compensation to its directors who are also employees of the Manager or PNC (Mr. Schlosstein, Mr. Amero and Mr. Frater) for the year ended December 31, 2006.

CORPORATE GOVERNANCE

Determination of Director Independence

At least a majority of the directors serving on the Board of Directors must be independent directors under the NYSE corporate governance rules. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has adopted categorical standards as set forth below (the “Categorical Standards”) to assist it in determining whether or not certain relationships between its directors and the Company or its subsidiaries or affiliates (either directly or as partner, shareholder or officer of an organization that has a relationship with the Company or its subsidiaries or affiliates) are “material relationships” for purposes of the NYSE corporate governance rules. In this regard, the Board may adopt and disclose Categorical Standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained. Relationships not covered by these Categorical Standards will be evaluated on an individual basis as provided for in the NYSE corporate governance rules.

The NYSE corporate governance rules generally require companies to have a majority of independent directors and a fully independent compensation and nominating and governance committee. The Company also must comply with the NYSE corporate governance rule that requires audit committees to be fully independent and requires disclosure in a company’s proxy statement of the board’s determination as to the independence of the members of the company’s audit committee.

I.	Application of Categorical Standards

None of the relationships described below shall be deemed to be a “material relationship” between a director and the Company and thus a director having such a relationship may be deemed to be “independent” for purposes of the NYSE corporate governance rules, unless the relationship causes the director not to be independent as a result of any of the provisions of the bright line independence standards set forth below. The provisions of these bright line independence standards establish mandatory independence standards involving the employment, affiliations, and compensation of a director or an immediate family member.

In applying these Categorical Standards, the Board will take into account any “look-back” or transition period specified in the NYSE corporate governance rules.

A.	Relationships arising in the ordinary course of business with the Company or its Manager

Asset management, acting as trustee, lending, deposit, banking, or other financial service relationships (such as those involving investment in various of the funds, investment vehicles or accounts sponsored or managed by the Company or the Manager, fiduciary, brokerage, custody, capital markets, treasury management, or similar products and services) or other relationships involving the provision of products or services either by or to Anthracite or its subsidiaries or affiliates or the Manager and involving a director, his or her immediate family members, or a company or charitable organization of which the director or an immediate family member is (or, at the time of the transaction, was) a partner, shareholder, officer, employee or director will not be considered “material relationships” if the following condition is satisfied:

•

the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers.

B.	Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner

Any relationship not described in Section A above, between the Company or one of its subsidiaries or affiliates or the Manager (as the case may be) and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder (or member) or partner will not be considered a “material relationship,” provided the director is not a principal shareholder of the company or a principal partner of the partnership. For purposes of this Categorical Standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls, or has the power to vote a 25 percent or more general partnership interest, or more than a 10 percent overall partnership interest and has the single largest interest in the partnership. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

C.	Contributions made or pledged to charitable organizations

Contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or affiliates or by the Manager or by any foundation sponsored by or associated with the Company or its subsidiaries or affiliates or by the Manager are not considered to be a “material relationship” and shall not be included in calculating the materiality threshold set forth in (i) below. Other contributions made or pledged by the Company, its subsidiaries or affiliates, by the Manager or by any foundation sponsored by or associated with the Company or its subsidiaries or affiliates or the Manager to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee will not be considered a “material relationship” if the following conditions are satisfied:

(i)          within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2 percent of the charitable organization’s consolidated gross revenues for that fiscal year; and

(ii)         the charitable organization is not a family foundation created by the director or an immediate family member.

D.	Certain familial relationships

A relationship involving a director’s relative will not be considered a “material relationship” unless the relative is an immediate family member of the director.

II.	Mandatory Independence Standards

To be considered independent, a director must also meet the bright-line independence tests under the listing standards of the NYSE.

These Categorical Standards are available on the investor relations page of the Company’s website, www.anthracitecapital.com, under the heading “Investor Relations/Corporate Governance.” In addition to applying these guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The board has determined that the following directors satisfy the independence requirements of the Board of Directors and the NYSE: Messrs. Drapkin, Geuther, Keil and Kendall and Ms. Lucas. Mr. Kendall’s term as director expires at the Annual Meeting and he will not stand for re-election due to retirement.

Board and Committee Meetings

The Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each of the committees is composed entirely of independent directors, as determined in accordance with the applicable rules of the NYSE. The current charters for each of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are available on the investor relations page of the Company’s website, www.anthracitecapital.com, under “Investor Relations/Corporate Governance.” Further, the Company will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to Anthracite Capital, Inc., 40 East 52nd Street, New York, NY 10022, Attention: Secretary.

The following descriptions of the functions performed by the committees of the Board of Directors are general in nature and are qualified in their entirety by reference to the committees’ charters.

Audit Committee

The Audit Committee of the Board of Directors, presently composed of Messrs. Geuther and Keil and Ms. Lucas, makes recommendations to the Board of Directors concerning the selection of independent auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate to facilitate accurate and timely financial reporting. The Board of Directors adopted a revised charter for the Audit Committee on March 11, 2004, a copy of which was included as Exhibit A to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders. Each Audit Committee member is “independent” as defined in the NYSE listing standards and the applicable SEC rules. The Board of Directors has determined that Mr. Geuther qualifies as an “audit committee financial expert” as defined in the SEC rules, and the Board of Directors has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met six times during the fiscal year ended December 31, 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, presently composed of Messrs. Geuther and Drapkin and Ms. Lucas, recommends to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors; advises the Board of Directors with respect to the composition of the Board of Directors, procedures and committees; advises the Board of Directors with respect to the corporate governance principles applicable to the Company; and oversees the evaluation of the Board of Directors and the Company’s management. The Board of Directors adopted a charter for the Nominating and Corporate Governance Committee on June 25, 2003, which was subsequently revised on March 11, 2004. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2006.

The Nominating and Corporate Governance Committee, as required by the Company’s Bylaws, will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Company’s Secretary at Anthracite Capital, Inc., 40 East 52nd Street, New York, NY 10022. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination or proposed item of business at an annual stockholders meeting:

•	not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; or
•

in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The Bylaws also provide that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

As to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, the notice must include:

•	the name and record address of the stockholder, as they appear on the Company’s books, and of such beneficial owner; and

•	the number of shares of each class of stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

In considering the qualifications for serving as a director of the Company, the Nominating and Corporate Governance Committee examines a candidate’s experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate and reviews the person’s accomplishments and qualifications. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Compensation Committee

The Compensation Committee of the Board of Directors, presently composed of Messrs. Kendall, Drapkin and Keil, administers the Company’s 1998 Stock Option Plan and 2006 Stock Award and Incentive Plan, reviews all aspects of the Amended and Restated Investment Advisory Agreement, dated as of March 15, 2007, between the Company and the Manager (the “Management Agreement”) and makes recommendations on such matters to the full Board of Directors. During 2006, the Company did not pay any cash compensation to its executive officers, and there was no grant of stock, stock options, stock appreciation rights or other similar-equity based compensation to the Company’s executive officers during the fiscal year ended December 31, 2006. The Compensation Committee met once during the fiscal year ended December 31, 2006, to approve the compensation provided by the Company to the independent directors who serve on the Board of Directors and to determine their recommendation regarding renewal of the Management Agreement between the Company and the Manager. As discussed under “Certain Relationships and Related Transactions,” the Company pays a base management fee and incentive compensation, among other things, to the Manager pursuant to the Management Agreement.

Number of Meetings of the Board of Directors and Attendance in 2006

During the fiscal year ended December 31, 2006, the Board of Directors of the Company met on four occasions. In 2006, each director then serving attended 75% or more of the meetings of the Board of Directors and of the committees of the Board of Directors on which such director served. The Company expects each director serving on its Board of Directors to regularly attend meetings of the Board of Directors and committees on which such director serves, and to review prior to meetings material distributed in advance for such meetings. A director who is unable to attend a meeting is expected to notify the chairman of the Board of Directors or the chairman of the appropriate committee in advance of such meeting. The Company’s policy regarding director attendance at the Annual Meetings of Stockholders is to encourage directors to attend such meetings.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including without limitation the director that presides over the executive sessions of non-management directors, or the non-management directors as a group), any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, Anthracite Capital, Inc., 40 East 52nd Street, New York, NY 10022. To communicate with the Board of Directors electronically, the Company has established an e-mail address, anthracitebod@blackrock.com, to which stockholders may send correspondence to the Board of Directors or any such individual directors or group or committee of directors.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Communications and Legal and Compliance Departments of the Manager, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Report of the Audit Committee

In accordance with and to the extent permitted by the rules of the Securities and Exchange Commission (the “SEC”), the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act 1934, as amended (the “Exchange Act”), or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act.

The Board of Directors has appointed an Audit Committee consisting of three directors. All of the members of the Audit Committee are “independent” as defined in the New York Stock Exchange listing standards. The Board of Directors adopted a charter for the Audit Committee, a copy of which was included as Exhibit A to the Proxy Statement filed with the SEC and mailed to the Company’s stockholders in connection with the 2004 Annual Meeting of Stockholders of the Company.

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock Financial Management, Inc. is the Manager of the Company and is responsible for preparing the Company’s financial statements and for maintaining internal control and disclosure controls and procedures. The independent auditors are responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with the generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent auditors for fiscal year 2006.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and letter required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP and has considered the compatibility of nonaudit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee and the Board of Directors have approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Jeffrey C. Keil (Chairman)

Carl F. Geuther

Deborah J. Lucas

Executive Sessions of Non-Management Directors

Executive sessions of the non-management directors occur regularly during the course of the year. “Non-management directors” include all Unaffiliated Directors. The non-management director presiding at those sessions will rotate annually (in order) among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee.

Information on Corporate Governance and Stockholder Communications

The Company maintains a corporate governance section on its website to provide relevant information to stockholders. Corporate governance information available on the website includes the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of the Board of Directors, the Corporate Governance Guidelines of the Company, the Codes of Business Conduct and Ethics applicable to all directors, officers and employees, and procedures for communicating with the Board of Directors as well as with the non-management directors of the Board of Directors. This information is available on the investor relations page of the Company’s website, www.anthracitecapital.com, under the heading “Investor Relations/Corporate Governance.”

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers of the Company.

Name	Age	Position
Chris A. Milner	40	Chief Executive Officer
Richard M. Shea	47	President and Chief Operating Officer
James J. Lillis	50	Chief Financial Officer and Treasurer
Daniel P. Sefcik	42	Chief Investment Officer and Vice President
Herman H. Howerton	63	Vice President and General Counsel
Francis P. Pomar	60	Vice President
Mark S. Warner	45	Vice President
Vincent B. Tritto	46	Secretary

Because the Manager maintains principal responsibility for managing the investment and administrative affairs of the Company and causes the individuals listed above, who are officers and employees of and are compensated by the Manager and its affiliates, to serve as officers of the Company, the Company does not have employees or other full-time personnel. The individuals listed above perform the responsibilities of officers, such as executing contracts and filing reports with regulatory agencies. In the future, the Company may have salaried employees. All officers serve at the discretion of the Company’s Board of Directors. The persons listed above are expected, when fulfilling duties of the Manager under the Management Agreement, and when fulfilling duties as officers of the Company under the Amended and Restated Administrative Services Agreement, dated as of March 15, 2007, between the Company and the Manager (the “Administrative Services Agreement”), to devote a substantial amount of their time to the affairs of the Company.

Chris A. Milner, has served as Chief Executive Officer since February 2004 and served as Vice President and Chief Investment Officer from 1998 to 2004. Mr. Milner is also a Managing Director of the Manager and President of the Carbon Capital series of private real estate debt funds. Mr. Milner is a member of the

Manager’s Mortgage Investment Strategy Group, is Co-Chair of the Real Estate Operating Committee which oversees debt and equity real estate investment activities at the Manager, and is a member of the Americas Investment Committee of BlackRock Realty. Mr. Milner is responsible for high yield real estate debt portfolio management across all of the Manager’s accounts. Prior to joining the Manager in 1997, Mr. Milner was Vice President and Manager of PNC Real Estate Capital Markets, where he was responsible for origination, underwriting and securitization of all commercial mortgage conduit production. Prior to co-founding PNC’s CMBS Program in 1995, Mr. Milner was a Vice President in PNC’s real estate asset management subsidiary. In this capacity, Mr. Milner was responsible for the resolution of distressed commercial real estate loans and the coordination of PNC’s special servicer ratings and sub-performing/non-performing loan sales. Mr. Milner has completed real estate debt, equity and capital markets transactions with an aggregate value of $20 billion. Mr. Milner joined PNC in 1990 upon completion of his graduate work (M.B.A. in Finance with a concentration in Real Estate) at Indiana University. While attending graduate school, Mr. Milner worked at Melvin Simon & Associates - the predecessor to the Simon Property Group (NYSE:SPG). Mr. Milner earned a liberal arts B.A. degree from DePauw University in 1988.

Richard M. Shea, President since 2004 and Chief Operating Officer since 1998, is also a Managing Director of the Manager. Mr. Shea oversees the Company’s capital structure, risk management, investor relations, operations and administration functions. He is co-founder of the Company, having established the Company’s structuring effort from initial conception in 1997 through its IPO in 1998. Mr. Shea has led the Company through five secondary stock offerings, three preferred stock offerings and seven CDO offerings, including the first Euro denominated CDO in the commercial real estate sector. Mr. Shea is a frequent speaker at investor conferences. Mr. Shea joined BlackRock in 1993 and successfully managed a group of fixed income mutual funds structured as term trusts. Prior to joining the Manager, Mr. Shea was an Associate Vice President and tax counsel at Prudential Securities, Inc. Mr. Shea joined Prudential in 1988 and was responsible for corporate tax planning, tax-oriented investment strategies and tax issues of CMOs and original issue discount obligations. Mr. Shea earned a B.S. degree in accounting from the State University of New York at Plattsburgh in 1981 and a J.D. degree from New York Law School in 1984.

James J. Lillis, Chief Financial Officer since 2004 and Treasurer since 2006, is also a Managing Director of the Manager. Prior to joining the Manager in 1995, Mr. Lillis was Chief Financial Officer of Barington Capital, Inc., where he was responsible for corporate financial reporting, taxation and other financial matters. Mr. Lillis earned a B.S. degree in accounting from Fordham University in 1978.

Daniel P. Sefcik, Chief Investment Officer since 2004 and Vice President since 1998, is also a Managing Director of the Manager where his primary responsibility is committing capital of the Manager’s primary real estate vehicles as well as various separate accounts. Since joining the Manager in early 1998, Mr. Sefcik supervised the diligence and underwriting on more than 3,000 real estate assets and resolution of all product types, including multi-family, office, hotel, retail, self storage and industrial properties in connection with investments in subordinate commercial mortgage-backed securities (“CMBS”). Mr. Sefcik has also been involved in investing over $4 billion in non-CMBS subordinate debt. Prior to joining the Manager, Mr. Sefcik served as a Vice President for Institutional Real Estate for PNC Bank in the New York City office from 1996 to 1998. Mr. Sefcik earned his B.A. degree in Economics in 1986 from Colorado State University and a M.A. degree in Economics from Rutgers University in 1997.

Herman H. Howerton, Vice President and General Counsel since 2006, is also Managing Director and General Counsel of BlackRock Real Estate. In this position, Mr. Howerton is responsible for directing and coordinating the legal affairs of BlackRock affiliates, including the Manager, involved in real estate activities. In that capacity, Mr. Howerton also serves as Managing Director, General Counsel and Chief Compliance Officer of BlackRock Realty, an equity real estate investment manager. He has been an officer and General Counsel of BlackRock Realty or its predecessors since 1988. Mr. Howerton earned a B.A. from California State University at Fresno in 1965 and a J.D. from Harvard Law School in 1968. He is a member of the State Bar of California.

Francis P. Pomar, Vice President since May 2005, is also a Director of the Manager, where he is responsible for credit underwriting and monitoring of all real estate debt investment accounts. His duties include the asset management, workouts, and restructuring of all investments in B notes, mezzanine loans and subordinate CMBS bonds and overseeing the diligence process of income-producing real estate loan collateral in connection with investments in subordinate CMBS bonds by the Manager. Before joining the Manager, Mr. Pomar was the portfolio manager of a $2.2 billion commercial real estate loan portfolio for Lend Lease Real Estate Investments and earlier, the Chief Underwriter for the PaineWebber real estate conduit. Mr. Pomar earned his B.A. degree from Iona College in 1967 and his J.D. degree from Fordham University School of Law in 1974.

Mark S. Warner, CFA, Vice President since 1998, is also a Managing Director and portfolio manager of the Manager, where his primary responsibility is managing client portfolios, specializing in the commercial mortgage and non-agency residential mortgage sectors. Prior to joining the Manager in 1993, Mr. Warner was a Director in the Capital Markets Unit of the Prudential Mortgage Capital Company. Mr. Warner joined Prudential in 1987. Mr. Warner earned a B.A. degree in Political Science from Columbia University in 1983 and an M.B.A. degree in Finance and Marketing from Columbia Business School in 1987. Mr. Warner received his Chartered Financial Analyst (CFA) designation in 1993.

Vincent B. Tritto, Secretary since 2006, is a Managing Director and Senior Counsel in BlackRock’s Legal and Compliance Department. Mr. Tritto also serves as the Secretary of the 58 active funds comprising the BlackRock Closed-End Funds as well as an Assistant Secretary of BlackRock Funds. Prior to joining BlackRock in 2002 as a Director and Senior Counsel, Mr. Tritto was Executive Director and Counsel at Morgan Stanley Investment Management Inc. for four years. Previously, he was Counsel (1998) and an associate (1988 through 1997) at the New York law firm of Rogers & Wells. During this time, he also served as a foreign associate at the Tokyo law firm of Masuda & Ejiri, from 1992 to 1994. Mr. Tritto earned undergraduate degrees from the University of Rochester in 1983 and a J.D. degree from St. John’s University School of Law in 1988, where he was managing editor of the St. John’s Law Review.

Code of Business Conduct and Ethics for Senior Officers

The Company has adopted a Code of Business Conduct and Ethics applicable to the chief executive officer, chief financial officer and senior officers of the Company. The Code of Business Conduct and Ethics is available on the investor relations page of the Company’s website, www.anthracitecapital.com, under the heading “Investor Relations/Corporate Governance.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Stock Beneficially Owned by Principal Stockholders

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 16, 2007 by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known to the Company to beneficially own more than five percent of the issued and outstanding shares of Common Stock as of such date.

As of March 16, 2007, there were 57,843,696 shares of Common Stock outstanding.

Name & Address	Number of Shares of Common Stock	Percent of Class
NWQ Investment Management Company, LLC(1) 2049 Century Park East, 16th Floor Los Angeles, CA 90067	3,370,556	5.8%

(1)

Based on information contained in a Schedule 13G filed with the SEC on February 13, 2007. According to such Schedule 13G, clients of NWQ Investment Management Company, LLC, which may include investment companies registered under the Investment Company Act and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients, are deemed to be the beneficial owners of 3,370,556 shares of Common Stock.

Stock Beneficially Owned by Directors, Director Nominees and Executive Officers

The following table sets forth the beneficial ownership of the Company’s Common Stock, as of March 16, 2007, by (i) each director and director nominee of the Company, (ii) each executive officer of the Company and (iii) all directors, director nominees and executive officers as a group. Unless otherwise indicated, such shares of Common Stock are owned directly and the indicated person has sole voting power or investment power over the shares of Common Stock shown.

The number of shares of Common Stock shown in the following security ownership table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following table, beneficial ownership includes any shares of Common Stock as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock that the individual has the right to acquire within 60 days of March 16, 2007 through the exercise of any option, warrant or right. As of March 16, 2007, there were 57,843,696 shares of Common Stock outstanding.

Name	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class
Ralph L. Schlosstein	12,545	*
Scott M. Amero	–	–
Donald G. Drapkin	24,780	*
Hugh R. Frater	376,000	*
Carl F. Geuther	24,780	*
Jeffrey C. Keil	34,780	*
Leon T. Kendall	55,870	*
Deborah J. Lucas	2,000	*
Chris A. Milner	183,000	*
Richard M. Shea	245,965	*
James J. Lillis	5,800	*
Daniel P. Sefcik	37,921	*
Herman H. Howerton	–	–
Francis P. Pomar	–	–
Mark S. Warner	118,000	*
Vincent B. Tritto	–	–
All directors, director nominees and executive officers as a group (16 persons)	1,121,441	1.9%

*	The number of shares of Common Stock held by such individual is less than 1% of the outstanding shares of Common Stock.
(1)

Includes shares of Common Stock issuable upon the exercise of options pursuant to the 1998 Stock Option Plan that are currently exercisable or that will become exercisable within 60 days of March 16, 2007. Such shares of Common Stock are held as follows: Mr. Schlosstein (12,545); Mr. Drapkin (21,000); Mr. Frater (300,000); Mr. Geuther (21,000); Mr. Keil (21,000); Mr. Kendall (24,100); Mr. Milner (150,000); Mr. Shea (200,000); Mr. Sefcik (30,000); and Mr. Warner (108,000).

(2)

Does not include restricted stock units (“RSUs”) granted by BlackRock pursuant to the Amended and Restated BlackRock, Inc. Involuntary Deferred Compensation Plan which were fully vested on the date of grant and may, at

BlackRock’s election, be settled in shares of the Company’s Common Stock or cash of equal value, unless otherwise deferred by the holder, on the earlier to occur of (i) the second anniversary of the grant date and (ii) termination of employment with BlackRock or an affiliate of BlackRock, as follows: Mr. Milner (23,084); Mr. Shea (26,879); Mr. Lillis (9,702); Mr. Sefcik (18,725); Mr. Pomar (16,377); and Mr. Warner (5,631). Certain of these RSU were granted on March 27, 2007.

Additional Security Ownership Tables

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth information concerning outstanding equity awards with respect to the Company’s executive officers at December 31, 2006:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	Exercisable	Unexercisable	($)		(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)(1)
Chris A. Milner	150,000	–	15.00	3/31/2008	2,787	35,474
Richard M. Shea	200,000	–	15.00	3/31/2008	2,751	35,018
James J. Lillis	–	–	–	–	1,075	13,685
Daniel P. Sefcik	30,000	–	15.00	3/31/2008	2,174	27,679
Herman H. Howerton	–	–	–	–	–	–
Francis P. Pomar	–	–	–	–	2,213	28,175
Mark S. Warner	100,000	–	15.00	3/31/2008	949	12,075
	8,000	–	8.44	3/31/2009	–	–
Vincent B. Tritto	–	–	–	–	–	–

_________________

(1)	Amounts reflects represent the year-end value of RSU awards, based on the closing price of $12.73 per share of the Company’s Common Stock on December 29, 2006. All RSUs were granted by BlackRock, Inc.

Option Exercises and Stock Vested During 2006

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards for executive officers during the fiscal year ended December 31, 2006:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)(1)
Chris A. Milner	–	–	15,792	166,294
Richard M. Shea	–	–	15,588	164,141
James J. Lillis	–	–	6,092	64,147
Daniel P. Sefcik	–	–	12,319	129,715
Herman H. Howerton	–	–	–	–
Francis P. Pomar	–	–	12,542	132,068
Mark S. Warner	7,000	17,640(2)	5,375	56,600
Vincent B. Tritto	–	–	–	–

_________________

(1)

Value realized reflects the closing price of $10.53 per share of the Company’s Common Stock on April 11, 2006, the vesting date, multiplied by the number of shares vesting on that date. All RSUs were granted by BlackRock, Inc.

(2)	Based on closing price of $10.96 per share of the Company’s Common Stock on March 30, 2006 and option exercise price of $8.44.

                EXECUTIVE COMPENSATION

During the fiscal year ended December 31, 2006, the Company did not pay any cash or other compensation, and did not grant any shares of the Company’s Common Stock, options to purchase shares of the Company’s Common Stock, stock appreciation rights or other similar-equity based compensation to its executive officers. The Company does not provide any perquisites or other personal benefits to its executive officers.

The Company may, in the future, pay annual compensation to the Company’s executive officers for their services as executive officers and may from time to time in the future, at the discretion of the Compensation Committee of the Board of Directors, grant restricted shares of the Company’s Common Stock, options to purchase shares of the Company’s Common Stock, stock appreciation rights or other similar-equity based compensation to the Company’s executive officers pursuant to the Company’s 1998 Stock Option Plan or 2006 Stock Award and Incentive Plan.

Because the Manager maintains principal responsibility for managing the investment and administrative affairs of the Company and causes certain officers and employees of the Manager or its affiliates to serve as officers of the Company, the Company does not have employees or other full-time personnel. The Company’s officers perform the responsibilities of officers, such as executing contracts and filing reports with regulatory agencies. The Manager or an affiliate pays salaries and other compensation to the Company’s officers as employees of the Manager or an affiliate. The Manager may provide perquisites or other employee benefits to officers of the Company in their capacities as officers of the Manager.

As discussed above, during the year ended December 31, 2006, the Company did not pay any cash compensation to its executive officers, and there was no grant by the Company of stock, stock options, stock appreciation rights or other similar equity-based compensation to the Company’s executive officers. Accordingly, no Compensation Committee report is included in this Proxy Statement.

1998 Stock Option Plan

On March 23, 1998, the Company adopted the 1998 Stock Option Plan that provides for the grant of both qualified incentive stock options (“ISOs”) that meet the requirements of Section 422 of the Internal Revenue Code and non-qualified stock options, stocks appreciation rights and dividend equivalent rights (collectively, “Awards”). Awards other than ISOs may be granted to (i) any employee or director of the Company, any subsidiary of the Company or the Manager, (ii) the Manager or (iii) any other individual or entity performing services for the Company or a subsidiary. ISOs may be granted to officers and key employees of the Company. The exercise price for any option granted under the 1998 Stock Option Plan may not be less than 100% of the fair market value of the shares of Common Stock at the time the option is granted.

As of December 31, 2006, net of terminated options, the Company had granted options to purchase up to 1,694,951 shares of Common Stock, predominantly to directors and executive officers of the Company, of which 1,392,151 were outstanding as of December 31, 2006.

Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1998 Stock Option Plan authorizes the grant of options to purchase up to an aggregate of 2,470,453 shares of the Company’s Common Stock. If an option granted under the 1998 Stock Option Plan expires or terminates, the shares of Common Stock subject to any unexercised portion of that option will again become available for the issuance of further options under the 1998 Stock Option Plan. Unless previously terminated by the Board of Directors, the 1998 Stock Option Plan will terminate ten years from its effective date, and no options may be granted under the 1998 Stock Option Plan thereafter.

The 1998 Stock Option Plan is administered by the Compensation Committee. Options granted under the 1998 Stock Option Plan become exercisable in accordance with the terms of the grant made by the Compensation Committee. The Compensation Committee has discretionary authority to determine at the time an option is granted whether it is intended to be an ISO or a non-qualified option, and when and in what increments shares of Common Stock covered by the option may be purchased. If stock options are proposed to be granted to the Unaffiliated Directors, then the full Board of Directors must first approve such grants.

Generally, each option must terminate no more than ten years from the date it is granted. Options may be granted on terms providing that they will be exercisable in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

The exercise price of any option granted under the 1998 Stock Option Plan is payable in full (i) in cash, (ii) by surrender of shares of the Company’s Common Stock having a market value equal to the aggregate exercise price of all shares to be purchased, (iii) by cancellation of indebtedness owed by the Company to the option holder, (iv) pursuant to procedures approved by the Company through a broker-dealer, (v) if approved by the Compensation Committee, by a full recourse promissory note executed by the option holder or (vi) by any combination of the foregoing. The terms of the promissory note may be changed from time to time by the Company’s Board of Directors to comply with applicable regulations or other relevant pronouncements of the Internal Revenue Service or the SEC.

The Company’s Board of Directors may, without affecting any outstanding options, from time to time revise or amend the 1998 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may increase the number of shares of common stock subject to the 1998 Stock Option Plan (with the exception of adjustments resulting from changes in capitalization) without stockholder approval.

2006 Stock Award and Incentive Plan

The 2006 Stock Award and Incentive Plan was approved at the 2006 Annual Meeting of Stockholders. The 2006 Stock Award and Incentive Plan enables a committee of the Board of Directors of the Company to make discretionary grants of stock options, stock appreciation rights, shares of restricted stock, performance shares, performance units or other share-based awards to selected employees and independent contractors of the Company and its subsidiaries and of the Manager, and to the Manager.

A total of 2,816,927 shares of the Company’s Common Stock are reserved for issuance under the 2006 Stock Award and Incentive Plan. Shares issued under the 2006 Stock Award and Incentive Plan may be authorized but unissued shares. If any shares of Common Stock subject to an award granted under the 2006 Stock Award and Incentive Plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares, or if shares of Common Stock are surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award, those shares of Common Stock will again be available for awards under the 2006 Stock Award and Incentive Plan. Under the 2006 Stock Award and Incentive Plan, no more than 600,000 shares of the Company’s Common Stock may be covered by stock-based awards to any “covered employee” (as such term is defined in Section 162(m) of the Internal Revenue Code) and no more than 1,408,464 shares of Common Stock may be issued pursuant to the exercise of “incentive stock options” (as such term is defined in Section 422 of the Internal Revenue Code).

The number of shares of Common Stock authorized for issuance under the 2006 Stock Award and Incentive Plan is generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event.

The 2006 Stock Award and Incentive Plan is administered by the Compensation Committee. The Compensation Committee will have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the 2006 Stock Award and Incentive Plan, to administer the 2006 Stock Award and Incentive Plan and to exercise all the powers and authorities either specifically granted to it under the 2006 Stock Award and Incentive Plan or necessary or advisable in the administration of the 2006 Stock Award and Incentive Plan, including, without limitation:

•	the authority to grant awards;
•	to determine the persons to whom and the time or times at which awards will be granted;
•	to determine the type and number of awards to be granted;
•	to determine the number of shares of Common Stock to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award;
•	to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, suspended or surrendered;
•

to make adjustments in the performance goals in recognition of unusual or nonrecurring events affecting Anthracite or its subsidiaries or the financial statements of Anthracite or its subsidiaries (to the extent not inconsistent with Section 162(m) of the Internal Revenue Code, if applicable);

•	to construe and interpret the 2006 Stock Award and Incentive Plan and any award;
•	to prescribe, amend and rescind rules and regulations relating to the 2006 Stock Award and Incentive Plan;
•	to determine the terms and provisions of agreements evidencing the terms of any award; and
•	to make all other determinations deemed necessary or advisable for the administration of the 2006 Stock Award and Incentive Plan.

The Compensation Committee may, in its sole discretion, without amendment to the 2006 Stock Award and Incentive Plan, (a) accelerate the date on which any option granted under the 2006 Stock Award and Incentive Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option, and (b) accelerate the vesting date, or waive any condition imposed under the 2006 Stock Award and Incentive Plan, with respect to any share of restricted stock or other award, or otherwise adjust any of the terms applicable to any such award.

Subject to Section 162(m) of the Internal Revenue Code and except as required by Rule 16b-3 under the Exchange Act, the Compensation Committee may delegate all or any part of its authority under the 2006 Stock Award and Incentive Plan to an employee, employees or committee of employees. Under the 2006 Stock Award and Incentive Plan, the Board of Directors will have sole authority, unless expressly delegated to the Compensation Committee, to grant awards to non-employee directors.

The 2006 Stock Award and Incentive Plan may be altered, amended, suspended, or terminated by the Board of Directors or the Compensation Committee, in whole or in part, except that no amendment that requires stockholder approval in order for the 2006 Stock Award and Incentive Plan to continue to comply with state law, stock exchange requirements or other applicable law will be effective unless the amendment has received the required stockholder approval. In addition, no amendment may be made which adversely affects any of the rights of any award holder previously granted an award, without the holder’s consent. The 2006 Stock Award and Incentive Plan will terminate on February 24, 2016.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is presently comprised of Messrs. Kendall, Drapkin and Keil, none of whom were officers or employees of the Company during the fiscal year ended December 31, 2006 or before.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2006, relating to the Company’s equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of the Company’s common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Approved by security holders
1998 Stock Option Plan	1,322,851	$14.95	775,502
2006 Stock Award and Incentive Plan	–	–	2,622,850
Not approved by security holders	N/A	–	N/A
Total	1,322,851(1)	$14.95(1)	3,398,352

(1)

Excludes information for options assumed by the Company in connection with its acquisition of CORE Cap, Inc. on May 15, 2000. As of December 31, 2006, a total of 69,300 shares of the Company’s Common Stock were issuable upon the exercise of outstanding options assumed in the acquisition. The weighted average exercise price of those outstanding options is $15.63 per share of Common Stock. No additional options may be granted in the future pursuant to the plan under which these options were assumed.

THE MANAGER

The Manager is a wholly owned subsidiary of BlackRock, Inc., a publicly traded asset management company whose common stock is listed for trading on the NYSE under the symbol “BLK.” As of December 31, 2006, Merrill Lynch & Co., Inc. owned approximately 45% of BlackRock’s issued and outstanding voting common stock and approximately 49.3% of total capital stock on a fully-diluted basis, and The PNC Financial Services Group, Inc. owned approximately 34% of BlackRock’s total capital stock. The Manager provides an operating platform that incorporates significant asset origination, risk management and operational capabilities. The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended. BlackRock is one of the world’s largest investment management firms with assets under management as of December 31, 2006 of $1.125 trillion.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons beneficially owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These persons are also required to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2006.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

Proposed Independent Auditor

Deloitte & Touche LLP, independent certified public accountants, has served as independent auditors of the Company and its subsidiaries for the fiscal year ended December 31, 2006. The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to be the Company’s independent auditors for the fiscal year ending December 31, 2007 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the fiscal year ending December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between the Company and the Manager

The Company has a Management Agreement, an Administrative Services Agreement and an accounting services agreement with the Manager, the employer of certain directors and all of the officers of the Company, under which the Manager is responsible for the day-to-day investment and administrative management of the Company, subject to the direction and oversight of the Company’s Board of Directors. Pursuant to the Management Agreement and these other agreements, the Manager formulates investment strategies, arranges for the acquisition of assets, arranges for financing, monitors the performance of the Company’s assets, causes certain of the Manager’s officers to serve as officers of the Company, and provides certain other advisory, administrative and managerial services in connection with the operations of the Company. For performing certain of these services, the Company pays the Manager under the Management Agreement a base management fee equal to 2.0% of the quarterly average total stockholders’ equity for the applicable quarter. In addition, under the Management Agreement and pursuant to the Company’s 2006 Stock Award and Incentive Plan approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders, the Company will grant the Manager a number of shares of the Company’s Common Stock equal to one-half of one percent (0.5%) of the total number of shares of Common Stock outstanding as of December 31 of each year in which the Management Agreement is in effect (the “Annual Grant”). At December 31, 2006, the Annual Grant totaled 289,155 shares.

To provide an incentive, the Manager is entitled to receive an incentive fee under the Management Agreement equal to 25% of the amount by which the rolling four-quarter GAAP net income before the incentive fee exceeds the greater of 8.5% or 400 basis points over the ten-year Treasury note multiplied by the adjusted per share issue price of the Company’s Common Stock ($11.37 per common share at December 31, 2006). Additionally, up to 30% of the incentive fees earned in 2005 or after may be paid in shares of the Company’s Common Stock subject to certain provisions under the Company’s 2006 Stock Award and Incentive Plan.

The Company’s Unaffiliated Directors approved an extension of the Management Agreement to March 31, 2008 at the Board’s March 2007 meeting.

The Manager primarily engages in four investment activities in its capacity as Manager on behalf of the Company: (i) acquiring and originating commercial real estate loans and other real estate related assets; (ii) asset/liability and risk management, hedging of floating rate liabilities, and financing, management and disposition of assets, including credit and prepayment risk management; (iii) surveillance and restructuring of real estate loans and (iv) capital management, structuring, analysis, capital raising, and investor relations activities. At all times, the Manager and the Company’s officers are subject to the direction and oversight of the Company’s Board of

Directors.

The Company may terminate, or decline to renew the term of, the Management Agreement without cause at any time upon 60 days’ written notice by a majority vote of the Unaffiliated Directors. Although no termination fee is payable in connection with a termination for cause, in connection with a termination without cause, the Company must pay the Manager a termination fee, which could be substantial. The amount of the termination fee will be determined by independent appraisal of the value of the Management Agreement. Such appraisal is to be conducted by a nationally-recognized appraisal firm mutually agreed upon by the Company and the Manager. The other agreements the Company has with the Manager also may be terminated by the Company; in the case of the Administrative Services Agreement, at any time upon 60 days’ written notice, and in the case of the accounting services agreement, following the 24-month anniversary thereof, on 60 days’ written notice prior to the 12-month anniversary thereof, or upon 60 days’ written notice following the termination of the Management Agreement or election by the Company not to renew the Management Agreement.

In addition, the Company has the right at any time during the term of the Management Agreement to terminate the Management Agreement without the payment of any termination fee upon, among other things, a material breach by the Manager of any provision contained in the Management Agreement that remains uncured at the end of the applicable cure period.

The Company also reimburses the Manager for out-of-pocket expenses paid by the Manager to third parties. The Manager may engage PNC Bank, Midland or other third parties to conduct due diligence with respect to potential portfolio investments and to provide certain other services. PNC Bank and Midland are subsidiaries of PNC, a significant stockholder of BlackRock and thus a related party of the Manager. Accordingly, a portion of the out-of-pocket expenses may be paid to PNC Bank or Midland in such capacities. The Company’s guidelines require the contract for such engagement to be conducted at arm’s length, as evidenced by documentation provided by the Manager to the Board of Directors. PNC Bank and Midland are paid fees and out-of-pocket expenses as would customarily be paid to unaffiliated third parties for such services.

For the year ended December 31, 2006, the Company paid the Manager $12,617,000 in base management fees, $5,919,000 in incentive compensation and $2,761,000 related to the Annual Grant. In accordance with the provisions of the Management Agreement, the Company recorded reimbursements to the Manager of $400,000 for certain expenses incurred on behalf of the Company by the Manager during 2006.

For the year ended December 31, 2006, the Company paid $234,000 to the Manager pursuant to the Administrative Services Agreement.

For the year ended December 31, 2006, the Company paid no fees or compensation to the Manager pursuant to the accounting services agreement.

Relationship between the Manager or The PNC Financial Services Group, Inc. and the Company’s Directors and Executive Officers

In addition to being Chairman of the Board of Directors of the Company, Ralph L. Schlosstein is President and a Director of the Manager. Scott M. Amero is a Managing Director of the Manager as well as a Director of the Company. Hugh R. Frater, a Director of the Company, was President and Chief Executive Officer of the Company from 1998 until February 2004. Mr. Frater, who has announced his intention to resign from PNC and Midland, effective May 1, 2007, is currently an Executive Vice President at PNC and President of Midland. Chris A. Milner is a Managing Director of the Manager in addition to his position as Chief Executive Officer of the Company. Richard M. Shea is a Managing

Director of the Manager in addition to his position as President and Chief Operating Officer of the Company. James J. Lillis is a Managing Director of the Manager in addition to his position as Chief Financial Officer and Treasurer of the Company. Daniel P. Sefcik is a Managing Director of the Manager in addition to his position as Chief Investment Officer of the Company. Herman H. Howerton is Managing Director and General Counsel of BlackRock Real Estate in addition to his position as Vice President and General Counsel of the Company. Frank Pomar is a Director of the Manager as well as a Vice President of the Company. Mark S. Warner is a Managing Director of the Manager as well as Vice President of the Company. Vincent B. Tritto is Managing Director and Senior Counsel in BlackRock’s Legal and Compliance Department in addition to his position as Secretary of the Company.

Other Material Transactions between the Company and the Manager

During 2001, the Company entered into a $50,000,000 commitment to acquire shares in Carbon Capital, Inc. (“Carbon I”), a private commercial real estate income opportunity fund managed by the Manager. The Carbon I investment period ended on July 12, 2004 and the Company’s investment in Carbon I at December 31, 2006 was $3,144,055. The Company does not incur any additional management or incentive fees to the Manager related to its investment in Carbon I. On December 31, 2006, the Company owned approximately 20% of the outstanding shares in Carbon I.

During 2004, the Company entered into an aggregate commitment of $100,000,000 to acquire shares in Carbon Capital II, Inc. (“Carbon II”), a private commercial real estate income opportunity fund managed by the Manager. At December 31, 2006, the Company’s investment in Carbon II was $69,258,806 and the Company’s remaining commitment to Carbon II was $28,958,400. The Company does not incur any additional management or incentive fees to the Manager related to its investment in Carbon II. On December 31, 2006, the Company owned approximately 26% of the outstanding shares in Carbon II.

On December 13, 2005, the Company entered into a $75,000,000 commitment to acquire shares of BlackRock Diamond Property Fund, Inc. (“BlackRock Diamond”). BlackRock Diamond is a private REIT managed by BlackRock Realty. On February 21, 2006, the Company increased its capital commitment by an additional $25,000,000, resulting in a total capital commitment of $100,000,000. At December 31, 2006, 93% of the commitment had been called and the Company owned approximately 21% of BlackRock Diamond. The Company does not incur any additional management or incentive fees to the Manager related to its investment in BlackRock Diamond. The Company’s investment in BlackRock Diamond at December 31, 2006 was $105,894,359. At December 31, 2006, the Company had $7,396,736 of remaining capital commitments to BlackRock Diamond, all of which was called in January 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on March 15, 2007, the Audit Committee of the Board of Directors appointed Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal year ending December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

The Audit Committee considered the non-audit services provided by Deloitte & Touche LLP and determined that the provision of such services was compatible with maintaining Deloitte & Touche LLP’s independence. Deloitte & Touche LLP, the members of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) billed the Company the following:

The aggregate accounting fees billed and services provided by the Company’s principal accountants for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Audit Fees (1)	$914,900	$804,248
Tax Fees (2)	139,294	73,126
All Other Fees (3)	105,000	190,000
Total Fees	$1,159,194	$1,067,373

_____________________

(1)	Amounts include audit fees related to the statutory audits of the Company’s Irish subsidiaries.
(2)	Represents professional services for tax compliance, tax advice and tax planning. Amounts include tax fees paid related to the Company’s Irish subsidiaries.
(3)	Relates primarily to comfort letters provided in connection with the Company’s equity shelf program and services provided in connection with the Company’s collateralized debt obligation program.

Pursuant to the Audit Committee charter, all services provided to the Company by its independent auditors must be pre-approved either by the Audit Committee or, when appropriate, by a subcommittee formed by the Audit Committee. The pre-approval policies and procedures of the Audit Committee are in summary as follows:

Statement of Principles

The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors for the Company in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee also will pre-approve, in accordance with its Pre-Approval Policy (the “Policy”), all audit and non-audit services provided to all subsidiaries of the Company. Unless a type of service to be provided by the independent auditor is pre-approved in accordance with the terms of the Policy, it will require specific pre-approval by the Audit Committee or by any member of the Audit Committee to which pre-approval authority has been delegated.

The term of any Audit, Audit-Related, Tax and All Other services that have been pre-approved under the Policy is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Periodically, and no less than at its first meeting of each fiscal year, the Audit Committee will review and re-approve the Policy and all appendices attached thereto, together with any changes deemed necessary or desirable by the Audit Committee.

Delegation

In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Policy to the Chairman of the Audit Committee (the “Chairman”). The Chairman shall report any pre-approval decisions under the Policy to the Audit Committee at its next scheduled meeting. At each scheduled meeting, the Audit Committee will review with the independent auditor the services pre-approved under the Policy and the fees related thereto. Based on these reviews, the Audit Committee can modify, at its discretion, the pre-approval originally granted by the Chairman, provided the work has not already been completed. This modification can be to the form of the nature of services pre-approved, the level of fees approved, or both. The Audit Committee expects pre-approval of audit and non-audit services by the Chairman pursuant to this delegated authority to be the exception rather than the rule and may modify or withdraw this delegated authority at any time if this proves not to be the case. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-Approval Fee Levels

Fee levels for all services to be provided by the independent auditor and pre-approved under the Policy will be established periodically by the Audit Committee and set forth in the appendices hereto. Any proposed services exceeding these fee levels will require specific pre-approval by the Audit Committee or the Chairman.

Audit Services

The annual Audit Services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit Services engagement specifically approved by the Committee, any other Audit Services not listed in the Policy or appendices thereto must be specifically pre-approved by the Committee or the Chairman.

Audit-Related Services

Audit-Related Services are assurance and related services that are not required for the audit, but are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-Related Services not listed in the Policy or appendices thereto must be separately pre-approved by the Committee or the Chairman.

Tax Services

The Audit Committee believes that the independent auditor can provide Tax Services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence; provided, however, that the independent auditor may not be an advocate for the Company in a tax proceeding or investigation. The Audit Committee, however, will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. Tax Services not listed in the Policy or appendices thereto must be separately pre-approved by the Audit Committee or the Chairman.

All Other Services

All other services not listed in the Policy or appendices thereto must be separately pre-approved by the Audit Committee or the Chairman.

Procedures

Requests or applications to provide services that require specific approval by the Audit Committee or the Chairman will be submitted to the Audit Committee or the Chairman, as the case may be, by both the independent auditor and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence and the requested services is not a non-audit service prohibited by the SEC.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2008 annual meeting of stockholders if they are received by the Company on or before December 18, 2007. Any proposal should be directed to the attention of the Company’s Secretary at 40 East 52nd Street, New York, NY 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s Bylaws. In order for a proposal to be “timely” under the Company’s Bylaws, it must be received not later than the close of business on the 60th day (March 23, 2008) nor earlier than the close of business on the 90th day (February 22, 2008) before the anniversary of the Annual Meeting; provided, however, that in the event that the date of the 2008 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, a proposal by the stockholders to be timely must be received not earlier than the close of business on the 90th day before such meeting and not later than the close of business on the later of the 60th day before such meeting or the 10th day after the day on which public announcement of the date of such meeting is first made by the Company.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including a proposal omitted from this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Anthracite Capital, Inc., 40 East 52nd Street, New York, NY 10022, Attention: Secretary.

By Order of the Board of Directors,

/s/ Vincent B. Tritto
Vincent B. Tritto Secretary

New York, New York

April 18, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

ANTHRACITE CAPITAL, INC.

May 22, 2007

Please mark, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓	↓
Please detach along perforated line and mail in the envelope provided.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all nominees 1. Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES FOR TERM EXPIRING IN 2010: Donald G. Drapkin Carl F. Geuther	The Board of Directors recommends a vote FOR proposal 2 2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:			TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is indicated, this Proxy will be voted FOR the election of each nominee listed in proposal 1 and FOR proposal 2, and in accordance with the proxies’ best judgment on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy may be revoked at any time prior to the time voting is declared closed by giving the Secretary of Anthracite Capital, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the Annual Meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement, and hereby revokes any proxy heretofore given with respect of such meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

---

ANTHRACITE CAPITAL, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD M. SHEA and VINCENT B. TRITTO and each of them as proxies of the undersigned, with full power of substitution, to vote, as designated on the reverse side, all the shares of common stock of the Company held of record on March 30, 2007 by the undersigned at the Annual Meeting of Stockholders of ANTHRACITE CAPITAL, INC. to be held at the Omni Berkshire Place, 21 East 52nd Street, Second Floor, New York, NY 10022, at 10:00 a.m., on May 22, 2007, and at all adjournments or postponements thereof. By signing this Proxy, the undersigned also authorizes each proxy to vote, at his discretion, on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof, in accordance with his best judgment.

(Continued, and to be signed and dated on the reverse side)

COMMENTS: